Exhibit 99.2

Federal-Mogul Terminates Spin-off

Southfield, Michigan, January 15, 2016….Federal-Mogul Holdings Corporation (NASDAQ: FDML) today announced it has terminated its previously announced spin-off of its Motorparts division. The Company will continue to operate in two separate, independent segments with separate CEOs who will each report directly to the board of directors. The separate divisions more effectively serve their unique markets and allow each operating segment to more quickly react to its respective market conditions.

About Federal-Mogul

Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.

Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo®, Jurid® and Wagner® brake products.

Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The company employs nearly 50,000 people in 34 countries. For more information, please visit www.federalmogul.com.

# # #

MEDIA CONTACTS

Colleen Hanley	Susan Fisher
Federal-Mogul Powertrain	Federal-Mogul Motorparts
Tel: 1.248.354.3045	Tel: 1.248.354.0926
Email: colleen.hanley@federalmogul.com	Email: susan.fisher@federalmogul.com